                                                                    EXHIBIT 23.1



                        Consent of Independent Auditors
                        -------------------------------



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Medarex, Inc. for the registration of 4,176,673 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 1998, except for the Note 13 as to which the date is February 12, 1998, with respect to the consolidated financial statements of Medarex, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                         /s/ Ernst & Young LLP

Princeton, New Jersey
October 19, 1998